Exhibit 99.1

Here Enterprises, Inc. Enters Into Letter of Intent to Merge with Conversational Computing Corporation

Vancouver, Canada--(BUSINESS WIRE) - August 15, 2008—Here Enterprises, Inc. (“HRTE”) (OTCBB:HRTE - News) today announced that it has recently entered into a Letter of Intent to merge with Conversational Computing Corporation (“Conversay”), a Washington State based corporation that is a world leader in speech technology for mobile devices. The merger is conditioned upon completion of due diligence by the parties, certain regulatory requirements, and approval of the requisite number of shareholders voting for the proposed transaction.

HRTE’s Board of Directors, once final documents have been completed and regulatory compliance has been obtained, will recommend to its shareholders that HRTE’s shareholders approve the proposed a merger with Conversay based on an anticipated share exchange of 40 Conversay common shares exchanged for 4 common shares of HRTE. In addition, it is anticipated that Conversay shareholders will receive one common stock purchase warrant, with a life of three years from the date of the closing of the proposed transaction with an exercise price of $4.00. The Letter of Intent anticipates the parties will enter into a definitive merger agreement within 60 days. Conversay will become a wholly-owned subsidiary of HRTE. Here Network Corp., HRTE’s operating subsidiary, will be sold to HRTE’s controlling shareholders, at the time of the closing of the merger. There is no guarantee that the parties will negotiate and agree upon a binding Agreement of Merger and that the transaction will ultimately close.

Cal Mitchell, CEO of Conversay comments, “Raising needed capital to fund the continuing development of our speech technology and interfaces while retaining our leadership role in voice recognition technology is imperative.” He continues, “We are very excited to be working with our investment advisors to expand our company from the private to the public sector. We believe Conversay’s investors and the investors in the new Conversay are best served through this transaction.” Roger Williams, CEO of HRTE, agrees stating, “We are pleased to announce that we have signed a Letter of Intent to merge with Conversay. We look forward to communicating news about exciting developments in upcoming weeks and months.”

Midtown Partners & Co., LLC, the New York based investment bank engaged by Conversay to provide underwriting and financial advisory services, advised Conversay on the proposed merger.

More detailed information concerning the merger and related transactions will be announced as detailed information becomes available.

About Conversay

Conversational Computing Corporation is a world leader in speech technology and interfaces for mobile devices. Conversay's speech engine is industry-acknowledged for its small footprint, rapid execution, and high recognition accuracy in extreme noise. It is compatible with a wide range of embedded devices including cell phones, smartphones, enterprise-class PDA's, avionics, telematics, and custom platforms, and has shipped on millions of units worldwide. For more information about the company, go to www.conversay.com.

About Here Enterprises Inc.

Through our subsidiary Here Network Corp. we operate a website dining guide at www.dinehere.ca called Dine Here. The website contains restaurant listings for British Columbia including Greater Vancouver, Victoria and Whistler.

Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements based on the Company's current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words and include statements regarding the planned and/or anticipated benefits to users of the Company's products and the timing of distribution of such products. Forward-looking statements in this release are based on information available to the Company as of the date hereof. The Company's actual results may differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company's business, which include the Company's ability to execute its business strategy and the other risk factors disclosed in the Annual Report on Form 10-K for the year ended September 30, 2006 on file with the Securities and Exchange Commission. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact:

Here Enterprises, Inc.

Roger Williams, Chief Executive Officer

927 Kelvin Street, Coquitlam, BC V3J 4W7, Canada

Telephone:  (778) 785-0007

Conversational Computing Corporation

Cal Mitchell, Chief Executive Officer

15375 NE 90th Street, Redmond, WA 98052

Telephone: (425) 895-1800

Email: CMitchell@conversay.com